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                                                                   Exhibit 10.14
                    [Letterhead of York/(R)/ International]

June 21, 1999

Mr. Robert C. Galvin
44 Holmes Road
Ridgefield, CT  06877

Dear Bob:

On behalf of York International Corporation, I am very pleased to offer to you the position of Vice President and Chief Financial Officer reporting to me, effective on or before July 12, 1999. Your starting base salary will be $32,083.34/month ($385,000/annually).

The Incentive Compensation Plan for executives at York International has two elements; an annual cash bonus which is based on single year results, and a mid-term Performance Unit Plan (P.U.P.) which is based on three-year results. Your participation in the annual portion of the Plan will be a 45% Base Expected Value level and a 90% Base Over Achievement level. Based on the 1999 Plan, your Adjusted Expected Value is 78% and adjusted Over Achievement is 156%. If the company should achieve its 1999 financial plan, your incentive opportunity will be calculated at the annual Expected Value percentage (Adjusted Base EV) for the full year January 1, 1999 through December 31, 1999. For 1999, you will be guaranteed a minimum incentive award of $173,250. It will be recommended, and subject to approval of the Board of Directors, that you receive 5,033 P.U.P. units. These units will be earned from the grant date to the end of 2001, the valuation date.

It will also be recommended to the Board of Directors that you receive 40,000 performance accelerated stock options under the provisions of the Stock Option Plan priced at Fair Market Value on the date of grant. With this annual grant there are two accelerated vesting triggers which must be achieved within five years. The first trigger will be set at a stock price of a 26% increase over grant price and when achieved, 50% of the option shares will vest. The second trigger will be set at a stock price of a 13% increase over the first trigger price and when achieved, the remaining 50% of the option shares will vest. The trigger prices will be averaged for 15 consecutive trading days. If one or both of the trigger prices are not reached within 5 years, the options will automatically vest after 7 years. According to the Omnibus Stock Plan, options will automatically be cancelled upon termination of employment for "Cause". Termination for Cause is the termination of employment of an employee for (i) providing the Company with materially false representations relied upon by the Company in furnishing information to stockholders, a stock exchange or the Securities and Exchange Commission, (ii) maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Company, (iii) misconduct causing a serious violation by the Company of state or federal laws, (iv) theft of Company funds or assets, or (v) conviction of a crime involving moral turpitude.

In addition, it will be recommended to the Board of Directors that you be granted 20,000 Restricted Shares, priced at $1.00 per share. These shares will vest 50% upon the second anniversary of grant, and 25% respectively, at the third and fourth anniversaries.

Should you accept this offer, the above will be voted on by the Board of Directors on June 22, 1999 and the grant price will be fixed at close of business that day.

You will be a participant in York's financial planning program with an annual allowance of $5,000.
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You will be provided relocation benefits typically offered to a transferred York employee. However, the incidental expense allowance will be increased to $15,000 grossed up to cover appropriate taxes. Included in this relocation package, you will be eligible for an interest free bridge loan at 90% of your equity. Also, you will be provided 6 months of temporary housing with all expenses paid.

You will be provided dual housing expenses. The Company reimbursement, covered by receipts, will apply to the old or new residence, whichever is less expense. These expenses include:

    .  Mortgage principal and interest payments;
    .  Prorated taxes and insurance premiums;
    .  Unoccupied dwelling insurance;
    .  Cost of necessary utilities; and
    .  Regular or required maintenance such as lawn care.

You will be paid a car buyout of $25,000 grossed up to cover appropriate taxes. This will be paid to you within two weeks of your start date.

You will be provided the following severance guarantees:

    1.  The Company Change of Control agreement.

    2. One and one-half year's base and incentive pay and the immediate vesting of your employment restricted stock grant should you be involuntarily terminated within the first two years of your employment (without just cause), not related to a change of control.

You will participate in York's FlexChoice Group Health and Welfare Benefits Program effective on your date of hire. You will be eligible for all other benefits, (including Investment Plan, Retirement Plan, etc.) based on the plan provisions.

It will be recommended to the Board of Directors that you become a participant in the Supplemental Executive Retirement Plan (S.E.R.P.) effective with your date of hire. The purpose of this benefit is to provide pension benefits above the current ERISA salary cap of $160,000 annually and to increase overall pension entitlement to 2.5% of Final average earnings when combined with the standard plan.

Prior to commencing employment, you will be required to execute a Confidentiality Agreement and Code of Business Conduct Certification. You will also be required to satisfactorily complete a pre-employment physical examination which includes a drug screen. In the event you have a disability, York will make reasonable accommodations for you provided the accommodations allow you to perform the essential functions of this position and does not create an undue hardship for the Company.

York adheres to an "employment at will" policy which allows either you or York to terminate an employment relationship without notice. The employment of each individual is subject to the normal policies and practices of the Company and its benefits plans as they will be revised from time to time.

We look forward to you joining York International Corporation, Bob, and to the contributions you
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will make toward our growing organization. Please contact me at (717) 771-7383 if you have any questions about York or our offer.


Enclosed is a second original of this offer, upon acceptance, please return one copy to my attention with your signature for our records by June 21, 1999.

Sincerely,


/s/ Robert N. Pokelwaldt

Robert N. Pokelwaldt
Chairman and Chief Executive Officer



                              /s/ Robert C. Galvin
                              __________________________________________
                              Robert C. Galvin
                              __________________________________________
                              Date



cc  W. Kennedy